UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	June 30, 2011

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 6th Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective June 30, 2011, AmTrust Financial Services, Inc. (the “Company”) entered into a Waiver and Amendment No. 1 (“Amendment”) to its Credit Agreement dated January 28, 2011 with JPMorgan Chase Bank, N.A., as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, SunTrust Bank, as Documentation Agent, and the various lending institutions party thereto (the “Credit Agreement”).  The Amendment modifies certain restrictive covenants (indebtedness, liens and acquisitions) to permit the Company’s acquisition of certain assets and liabilities of Majestic Insurance Company (“Majestic”), as more fully described under Item 8.01 below, and provides for a waiver of the Company’s compliance with a December 31, 2010 requirement under Section 6.15(d), a financial covenant.

Certain of the lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to the Company, including letters of credit, depository and account processing services, for which the Company has paid and intends to pay customary fees.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

As previously reported in the Company’s Form 8-K filed on April 27, 2011, the Company, through its wholly-owned subsidiaries AmTrust North America, Inc. (“ANA”) and Security National Insurance Company (“SNIC”), and Dave Jones, Insurance Commissioner of the State of California acting solely in his capacity as the statutory conservator (the “Conservator”) of Majestic, entered into a Rehabilitation Agreement that set forth a plan for the rehabilitation of Majestic (the “Rehabilitation Plan”) by which the Company would acquire the business of Majestic through a Renewal Rights and Asset Purchase Agreement (the “Purchase Agreement”), a Loss Portfolio Transfer and Quota Share Reinsurance Agreement (the “Reinsurance Agreement”), and a Reinsurance Administrative Services Agreement (the “Administration Agreement”) to be entered by the Company and the Conservator upon approval of the Superior Court of San Francisco, California, in which the conservation of Majestic was pending (the “Conservation Court”).  The Conservation Court held a hearing and approved the Rehabilitation Plan on June 2, 2011.

On July 1, 2011, ANA and the Company’s wholly-owned subsidiary, Technology Insurance Company, Inc. (“Technology”), which, in accordance with the Rehabilitation Plan, was substituted by the Company for SNIC upon Technology’s receipt of its certificate of authority in the State of California, entered into the Purchase Agreement, Reinsurance Agreement and Administration Agreement with the Conservator.  In accordance with the Purchase Agreement, ANA purchased the right to offer, quote and solicit the renewals of in-force workers’ compensation policies written by Majestic and certain assets required by Majestic to conduct its business, including intellectual property and information technology, and furniture, fixtures and equipment.  In addition, ANA offered employment to most of Majestic’s California-based employees, and assumed contracts related to Majestic’s workers’ compensation business, including leases for Majestic’s California office space.

In accordance with the Reinsurance Agreement, which was effective June 1, 2011, Technology is assuming all of Majestic’s liability for losses and loss adjustment expenses under workers’ compensation insurance policies of approximately $157.5 million on a net basis, without any aggregate limit.  In addition, the Company assumes 100% of the net unearned premium of $19.0 million, as of closing, on all in-force Majestic policies.  The Reinsurance Agreement also contains a profit sharing provision whereby the Company pays Majestic up to 3% of net earned premium related to current Majestic policies that are renewed by the Company in the three year period commencing on the closing date should the loss ratio on such policies for the three year period be 65% or less.  The Company received from Majestic cash and invested assets in an amount equal to Majestic’s loss and loss adjustment expense reserves and unearned premium reserves as of June 1, 2011, plus an additional $26 million related to the reserve deficiency as of December 31, 2010 identified by the California Department of Insurance.

Pursuant to the Administration Agreement, the Company performs for the Conservator all administrative services with respect to the Majestic business reinsured by the Company, without cost.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Waiver and Amendment No. 1 to Credit Agreement, dated June 30, 2011, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lending institutions party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	July 5, 2011

/s/ Stephen Ungar
Stephen Ungar
General Counsel and Secretary